PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of September 17, 2019 (the “Effective Date”) by and between AEI INCOME & GROWTH FUND XXI LIMITED PARTNERSHIP, a Minnesota limited partnership and AEI ACCREDITED INVESTOR FUND V LP, a Minnesota limited partnership (collectively “Seller”) and EXCHANGERIGHT REAL ESTATE, LLC (“Buyer”). Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in the real property and improvements thereupon located at 2860 E Cherokee Drive, Canton, GA 30115 as more particularly described on Exhibit “A” attached hereto (the “Property”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.   Property.  The property to be sold to Buyer in this transaction consists of an undivided 100%
interest in the Property. Seller owns no interest in any personalty with respect to the Property.

2.   Lease. The Property is being sold subject to an existing Lease of the Property dated January
20, 2006, as amended by that certain First Amendment to Lease dated July 24, 2007, as amended by that certain Second Amendment to Lease dated September 21, 2009, and as further amended by that certain Third Amendment to Lease dated September 10, 2019 by and between Seller, as lessor (pursuant to that Assignment and Assumption of Lease dated September 21,
2009 between Hickory Flat Holdings, LLC as assignor, and La Jolla Group A, LLC and La Jolla Group C, LLC as tenants in common, collectively assignee, whose interest was subsequently assigned pursuant to that certain Assignment and Assumption of Lease dated May 29, 2014 by and between La Jolla Group A, LLC, a Delaware limited liability company, successor by merger to La Jolla Group C, LLC, as assignor, and Seller, as assignee), and Tractor Supply Company, a Delaware corporation as lessee (the “Tenant”) (collectively, the “Lease”). The Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all right, title, and interest of Seller in and to all leases and other agreements to occupy all or any portion of the Property that are in effect on the Effective Date or which Seller executed prior to Closing (as hereinafter defined) pursuant to the terms of this Agreement.

3.   Purchase Price.  The Purchase Price for the Property is five million, six hundred thirty thousand, four hundred forty dollars ($5,630,440.00) (the “Purchase Price”). If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Closing Agent (as defined below) on or before the Closing Date.

4.   Terms.  The Purchase Price will be paid by Buyer as follows:

a) Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit ONE HUNDRED THOUSAND DOLLARS AND NO/100 ($100,000.00) (the “Earnest Money”) into an interest-bearing account with Chicago Title Insurance Company, 725 S. Figueroa Street, Suite #200, Los Angeles, CA 90017, Attn: Nko Justin,   Senior   Escrow   Officer;   phone   number:   (213)   488-4330;   email:
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Nko.Justin@ctt.com (the “Closing Agent” or “Title Company”). Upon expiration of the Review Period (as defined below), Earnest Money shall become non-refundable. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

b) Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

5.   Closing Date. Escrow shall close (the “Closing”) on or before ten (10) days following the expiration of the Review Period set forth below, on a date selected by Buyer (the “Closing Date”), unless the parties mutually agree otherwise; provided, Buyer shall give Seller no less than two (2) business days’ prior written notice of Buyer’s selected date for the Closing.

Notwithstanding anything to the contrary contained herein, Buyer may, on or before the Closing Date, at its sole discretion, extend the Closing Date by a period of up to twenty (20) days by providing written notice to Seller of its election to extend the Closing Date, in accordance with Section 22 of this Agreement, and depositing an additional ONE HUNDRED THOUSAND DOLLARS AND NO/100 dollars ($100,000.00) of Earnest Money (the “Additional Earnest Money”) with the Closing Agent within three (3) business days of its election to extend the Closing Date. The Earnest Money and the Additional Earnest Money shall be non-refundable (unless Seller shall default hereunder, in the event of a failure of a condition precedent as to which this Agreement expressly provides for the return of the Earnest Money and Additional Earnest Money to Buyer, or in the event of a casualty or condemnation, subject to the provisions of Section 16 below) and credited against the Purchase Price when and if escrow closes and the sale is completed.

Without in any way limiting the foregoing, Seller acknowledges that Buyer is targeting a
Closing Date thirty (30) days from the Effective Date of this Agreement.

6.   Due Diligence. Buyer will have until 5:00 p.m. Pacific Time on the date that is thirty (30) days from the Effective Date of this Agreement (the “Review Period”) to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property, and this indemnity shall survive Closing or termination of this Agreement. Within three (3) business days of the Effective Date of this Agreement, Seller shall provide, to the extent such items are in its possession, the items listed on Exhibit “B” (“Seller’s Materials”). Within such three (3) business day period, Seller shall also provide contact information for Seller’s contact regarding the Property during the Review Period.

Buyer may cancel this Agreement before the expiration of the Review Period for any reason or no reason at all in its sole discretion by delivering a cancellation notice to Seller and Closing Agent prior to the expiration of the Review Period. If this Agreement is not cancelled as set forth above, the Earnest Money shall be non-refundable unless Seller shall default hereunder, in the event of a failure of a condition precedent as to which the Agreement expressly provides
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for the return of the Earnest Money to Buyer, or in the event of a casualty or condemnation, subject to the provisions of Section 16 below.

If Buyer cancels this Agreement before the expiration of the Review Period, as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under the first paragraph of this Section 6 and those provisions stating otherwise (which will survive), Seller (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Buyer, Seller or anyone else.

7.   Escrow. Escrow shall be opened upon execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions.

8.   Title. Buyer, at its sole expense, within three (3) business days of the Effective Date, shall order an updated title insurance commitment, along with underlying documents to include any easement or declarations/CAM affecting the Property, for an Owner’s Title Insurance Policy (collectively, the “Title Commitment”). Closing will be conditioned on the agreement of the Title Company to issue an Owner’s Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable fee simple title to the Property subject only to: current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease; and the Permitted Exceptions, as defined herein. Buyer shall, at its sole expense, order and obtain an updated survey of the Property. Buyer hereby acknowledges that if Buyer desires to remove the survey exception from the Title Commitment, it shall be Buyer’s responsibility to obtain such updated survey. Seller shall have no obligation to execute any “no change” or equivalent affidavit with respect to the existing survey of the real property, nor shall Seller have any obligation to make any representations or warranties regarding such survey or any measurements or depictions thereon.

Buyer shall be allowed until the expiration of the Review Period for examination and the making of any title objections thereto (the “Title Objections”), said Title Objections to be made in writing or deemed waived (such written notice of Buyer’s Title Objections to be hereinafter referred to as the “Notice of Objections”). Except as set forth below, any title exception disclosed by the Title Commitment or Buyer’s survey and not listed in such Notice of Objections shall be deemed a “Permitted Title Exception” under this Agreement.

If Seller shall fail to cure (or commence to cure) or eliminate all the Title Objections listed in the Notice of Defect within ten (10) business days after receipt of the Notice of Objections (the “Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the title exception(s) not cured (in which case such title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

In the event that Seller agrees to cure a Title Objection and commences such cure, but the same cannot be cured within the Title Cure Period, the Buyer may, by written notice to Seller, preserve such Title Objection such that the cure of such Title Objection shall be a condition
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precedent to Buyer’s obligation to close. Buyer shall elect to either accept the Property subject to the Permitted Exceptions or terminate the Agreement by written notice to Seller delivered within three (3) business days following the end of the Title Cure Period, and the failure to deliver such election notice shall constitute an election to proceed under clause (a) above. Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount incurred by Seller during Seller’s ownership of the Property and which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly; provided that such claim must have arisen directly from the acts or omissions of Seller, and not those of the Tenant.

At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer. Buyer shall be allowed five (5) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller (“Notice of New Objections”). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure (or commence to cure) or eliminate all the new Title Objections listed in the Notice of New Objections within ten (10) business days after receipt of the Notice of New Objections (the “Second Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

9.   Closing Costs. Seller shall pay all transfer taxes (state, county, and municipal, as applicable).
Seller and Buyer acknowledge and agree that the only broker involved with this Agreement is JRW Realty, Inc. (“Broker”). Seller agrees to pay a 2% commission at Closing to Broker (based on the Purchase Price). If for any reason this sale does not close, Broker shall not be entitled to any commission or any portion of the Earnest Money.   Seller and Buyer each represent to the other that they have not dealt with any real estate broker in connection with this Agreement except the Broker. Seller and Buyer each agree to indemnify and hold each other harmless from and against the claims of any and all brokers or other intermediaries (other than the Broker, the commission for whom shall be Seller’s responsibility) claiming to have had any dealings, negotiations or consultations with the indemnifying party in connection with this Agreement or the sale of the Property.

Buyer shall pay the premium for an ALTA extended coverage owner’s policy of title insurance (the “Owner’s Title Insurance Policy”) in the full amount of the Purchase Price, the full cost of any endorsements to the Owner’s Title Insurance Policy, and the full cost of any extended coverage as Buyer may require for such policy along with any title search and exam fees. Buyer will pay any and all recording fees. Buyer will pay the cost of its due diligence, including the cost of an updated survey to be ordered by Buyer as set forth in Section 8 above. Buyer and Seller will split all escrow and closing fees equally. Each party will pay its own attorney’s fees and costs to document and close this transaction.
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10. Real Estate Taxes, Special Assessments and Prorations.  The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the Closing Date. Seller will provide a credit to Buyer in the amount of any payments collected from Tenant for real estate taxes and any assessments for the year in which the Closing occurs which, as of the Closing Date, have not yet been applied to the payment of real estate taxes and any assessments. Seller shall be entitled to apply any amounts collected from Tenant to real estate taxes, and any assessments, that become due and payable prior to Closing, provided any excess or shortage of funds from Tenant to reimburse Seller shall be prorated between the parties at Closing.

All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. If the Closing shall occur before the actual real estate taxes and special assessments payable during such year are known, the apportionment of such taxes and assessments shall be upon the basis of the most recent real estate tax assessment for the Property (including all improvements thereon); provided that, if the real estate taxes and assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the real estate taxes and assessments payable during the preceding year, Seller and Buyer promptly shall adjust the proration of such taxes and assessments, and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment and these mutual covenants shall not merge with the Deed delivered hereunder but shall survive the Closing. Municipal or other governmental assessments assessed or attributed to periods before the Closing Date shall be paid by Seller in full or deducted from the Purchase Price.  Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the Closing Date. The Seller agrees to forward all rents received by Seller after Closing to the Buyer within five (5) business days of receipt. Seller shall promptly deliver the Tenant Notice Letter to Tenant upon the Closing.   If after Closing, the parties discover an error in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible.   The provision of this Section 10 shall survive the Closing except that no adjustment shall be made later than eighteen (18) months after Closing unless prior to such date the party seeking the adjustment shall have delivered a written notice to the other party specifying the nature and basis for such claim. In the event that such claim is valid, the party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

11. Seller’s Representations and Agreements and Covenants.

a) Seller represents and warrants as of the Effective Date and shall recertify in writing as of the Closing Date that:

i.   Seller is the owner of the Property (excluding any and all personal property located in or upon the Property, which is owned by the Tenant), subject to no liens or encumbrances, except for taxes for the year of Closing during the
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ownership of the Property by Seller, the Lease, and all matters appearing of record, including, but not limited to, easements, covenants, encumbrances and restrictions. Seller owns a 100% fee simple real estate interest in the Property. The Property is not collateral subject to any loans or mortgages.

ii.   No party is entitled to occupancy of any portion of the Property except for Tenant subject to Tenant’s rights under the Lease. The Lease is in full force and effect in accordance with its respective terms, has not been modified or amended except as disclosed to Buyer, and to Seller’s actual knowledge, no claim of default by either party thereto exists. The Lease provided to Buyer is a true, correct and complete copy of the Lease. All obligations of Seller under the Lease as of the Closing Date have been or will be fully performed. No brokerage, finders or referral fees or similar commissions are or will become due and payable in connection with the Lease or renewals thereof which will be binding upon Buyer and there are no (i) landlord contributions towards tenant improvements which have not been fully paid under the Lease; or (ii) tenant improvement work required to be completed by the Seller under the Lease which has not been fully completed. The total scheduled annual base rent for the current year of the Lease is Three Hundred Forty Five Thousand One Hundred Forty-Six and 17/100 Dollars ($345,146.17) per annum.

iii. To Seller’s actual knowledge: (i) there are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions or any taking, condemnation or eminent domain proceedings applicable to the Property; and (ii) there are no actions, suits, or proceedings pending or threatened against or relating to Seller or the Property.

iv.   Except for this Agreement and the Lease, Seller is not a party to any contract, agreement or commitment to sell, convey, assign, transfer, provide rights of first refusal or other similar rights, or otherwise dispose of any portion or portions of the Property.

v.   Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the
Internal Revenue Code of 1986, as amended.

vi.   Seller has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy; (iii) received notice of the appointment of a receiver to take possession of all or substantially all of its assets; (iv) received notice of the attachment or other judicial seizure of all or substantially all of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

vii.   Seller has received no written notice from any governmental authority with jurisdiction over the Property alleging any current violation of any laws
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applicable to the Property which remains uncured to the full satisfaction of the governmental authority issuing said notice.

viii. To Seller's actual knowledge: (1) Seller has not generated, manufactured, stored or disposed of Hazardous Materials (other than de minimis amounts customarily and properly used in connection with the construction and maintenance of the Property) on or with respect to the Property in violation of applicable law and which are required by law to be remediated or removed; and (2) Seller has received no written notice from any federal, state, county or municipal authority alleging: (A) the existence of any Hazardous Materials at the Property; (B) the violation of any environmental laws with respect to the Property; or (C) any other environmental or Hazardous Materials issues applicable to the Property. As used herein, “Hazardous Materials" means any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, but without limitation, asbestos or asbestos containing material, toxic mold and fungus, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

ix.   Seller has no actual knowledge of and has received no notice concerning any existing or proposed special assessments or similar taxes, charges or assessments against the Property, or any utility service moratoriums or other moratoriums affecting the Property, which Tenant is not obligated to pay pursuant to the Lease.

x.  Seller has not entered into any service, supply, maintenance or utility contracts affecting the Property which will be binding upon Buyer after the Closing.

b) During the pendency of this Agreement: (i) Seller shall not market the Property for sale and shall not accept or negotiate any letter of intent or purchase agreement with respect to the Property (other than this Agreement); (ii) Seller shall operate, maintain, repair and replace the Property to the extent required of Seller, as lessor, by the Lease (but this covenant shall not impose upon Seller any responsibility, obligation, or liability for any failure of Tenant to perform Tenant’s obligations as set forth in the Lease); (iii) Seller shall not, without Buyer’s prior written consent, transfer any part of the Property or create on the Property any easements, liens, mortgages, encumbrances, or other interests or permitting any changes to the zoning classification of the Property; and (iv) Seller shall not enter into or amend any lease, contract, or other agreement regarding the Property without Buyer’s prior written consent in each instance (which may be granted or withheld in Buyer’s sole discretion).

The foregoing representations and warranties shall be recertified on the Closing Date and shall survive the Closing for six (6) months. In the event Buyer discovers after the Closing that any of the foregoing representations and warranties were false or misleading in any material respect when made, then Buyer shall be permitted to pursue any and all rights and remedies available to Buyer at law or in equity, so long as such action is commenced prior to the expiration of the
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survival period provided above. Seller agrees to indemnify, defend (with counsel reasonably acceptable to Buyer), protect and hold harmless Buyer, and its assigns and successors harmless from and against a breach of Seller’s representations and warranties. This indemnity shall survive the Closing for the survival period provided above. As used herein and elsewhere in this Agreement, the term “Seller’s knowledge” and words of similar effect shall mean the current actual knowledge of Seller and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such person any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.    Buyer agrees that the individual(s) designated in this subparagraph (d) shall have no personal liability hereunder.

12. Disclosures.

a) As of the Effective Date hereof, Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller’s knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

b) As of the Effective Date hereof, Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement and the Earnest Money will be returned.

c) Buyer agrees that it is purchasing the Property in its present condition, “as is, where is,” and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

d) Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an “as-is, where-is” basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability
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for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

e) Buyer acknowledges that Seller cannot, and does not, make any representation as to (a) the success, or lack thereof, of the Property or continuation of the Lease post-Closing, or (b) the appropriateness of purchasing the Property for the Buyer’s individual tax or financial situation or tax or financial objectives. Buyer acknowledges that he or she is relying solely upon his or her own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein.

The Parties agree that the provisions of this Section 12, subsections (a) through (e), shall survive the Closing Date.

13. (A)  Seller’s Obligations at Closing. Except as otherwise provided for below, Seller shall deliver at Closing (or cause to be delivered), the following documents, certificates and agreements relating to the Property (the “Closing Documents”), in form and substance satisfactory to Buyer.

a) A Special Warranty Deed executed by Seller in the form of Exhibit G and incorporated herein; subject to any modifications required by the Title Company (the “Deed”), conveying the Property to Buyer subject to no exceptions other than current real property taxes and assessments, the Lease, and the Permitted Exceptions. The legal description for the Deed shall mirror the legal description in Buyer’s Pro Forma at Closing. Original resolutions of Seller authorizing the sale, if required by the Title Company to record the Deed, shall be attached to the Deed.

b) An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

c) A combined buyer/seller settlement statement and all other documents and instruments that the Title Company may reasonably require to properly consummate the transaction contemplated by this Agreement.

d) An assignment and assumption of lease agreement, of all of Seller's interest in the Lease, including an indemnification of Buyer by Seller against liability arising under the Lease and accruing or arising prior to the Closing Date (“Lease Assignment”) in the form attached hereto as Exhibit D.

e) A letter to Tenant advising Tenant of the Assignment of the Lease, and directing that notices and future rent payments be made to Buyer in the form attached hereto as Exhibit E.

f)
An assignment (the “General Assignment”) of the Intangible Property, including, without limitation, all unexpired warranties and guarantees relating to the improvements on the Property (to the extent the same are assignable and are not

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assigned to Tenant pursuant to the terms of the Lease), and the roof warranty (to be transferred to Buyer by Buyer, at Buyer’s sole expense, with cooperation by Seller), in the form attached hereto as Exhibit F.

g)  An original Estoppel Certificate from Tenant in the form required by the Lease, disclosing no defaults by either party (or any event or circumstance, that with the passage of time or with the delivery of notice could become a default under the Lease), deferred maintenance or discrepancies with respect to material terms of the Lease, certified to Buyer and/or Buyer’s assignee and Buyer’s lender (the “Buyer’s Certifications”), dated within thirty (30) days of the Closing Date, along with an executed copy delivered to Buyer no later than two (2) business days prior to Closing. Seller shall provide Buyer with proof of ordering the Estoppel Certificate (in the form of a copy of an email from Seller to Tenant) no later than two (2) business days after Seller orders the Estoppel Certificate. Buyer shall provide Seller with the Buyer’s Certifications for the Estoppel Certificate and Seller shall request the Estoppel Certificate no later than two (2) business days following receipt thereof.

h) An original Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), in the form required by the Lease, by and among Tenant, Buyer or Buyer’s assignee as landlord, and Buyer’s lender, and duly executed and notarized by Tenant, along with an executed copy delivered to Buyer no later than two (2) business days prior to Closing. Buyer shall provide Seller with the Buyer’s information for the SNDA and Seller shall request the SNDA no later than five (5) business days following receipt of said information. Seller shall provide Buyer with proof of ordering and payment of the SNDA, if required under the Lease, no later than two (2) business days after Seller orders the SNDA.

i)
The original Lease and Guaranty (including all amendments and guaranties).  If originals of the Lease and Guaranty are not available, Seller shall deliver a complete and accurate copy of such documents.

j)	Any State or County-specific documents required by the Title Company, including but not limited to those Seller documents and requirements listed on Schedule B, Part I of the Title Commitment.

k) A current tenant ledger showing all rental payments to Landlord within the last 12 months.

l)
Seller shall request a copy of Tenant’s insurance certificates naming Buyer and Buyer’s lender as additional insureds but in no event shall Seller be required to deliver such requested insurance certificate prior to Closing.

m) Seller  shall request an estoppel certificate from any party to any declaration  of covenants, conditions and restrictions, reciprocal easement agreement or other similar instrument affecting the Property (“CC&Rs”), which certificate shall confirm that the CC&Rs are in full force and effect and have not been modified (except as disclosed in such certificate) and, to the actual knowledge of the party giving the certificate, neither
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the Seller nor the other party or parties thereto are in default under the CC&Rs and all amounts, if any, owing under the CC&Rs have been paid in full.

(B) Buyer’s Obligation at Closing. At Closing, Buyer shall deliver to Title Company the following:

(a)       The Purchase Price by wire transfer of immediately available funds. (b)      A counterpart of the Lease Assignment.
(c)      A counterpart of the General Assignment.

(d)      A counterpart of the Deed with original resolutions of Buyer authorizing the purchase.

(e)      A combined buyer/seller closing statement, a disbursement statement, and all other documents and instruments that either Seller, Seller’s or Buyer’s attorney, or the Title Company may reasonably require to properly consummate the transaction contemplated by this Agreement.

14. Conditions Precedent to Close. Buyer’s obligation to pay the Purchase Price, and to accept the conveyance of title to the Property by Seller, shall be subject to compliance by Seller with the following conditions precedent on and as of the date of Closing. In the event the conditions precedent are not satisfied as of the Closing Date, Buyer shall have the right to either extend the Agreement until such conditions precedent are satisfied for a maximum period of ten (10) business days, waive any or all conditions precedent, or terminate this Agreement by giving written notification of such cancellation to Seller and receive a return of the Earnest Money and all interest earned thereon, and this Agreement shall immediately become null and void for all purposes and neither party shall have any further rights or obligations hereunder (except for any provisions which expressly survive).

(a)      Seller shall deliver to Buyer on or before the Closing the items set forth in Section
13(A) above;

(b)      Buyer shall deliver to Seller on or before the Closing the items set forth in Section
13(B) above; provided however the balance of the Purchase Price is not required to be deposited until the items set forth in Section 13(A) above have been delivered to Escrow;

(c)      Tenant shall be open and operating for business to the public in substantially all of the leased space (with standard operating hours no less than the operating days and hours at a majority of Tenant’s other locations); (ii) Tenant shall have obtained all required licensing and approvals to conduct its business at the Property; and (iii) Tenant shall be paying full and unabated rent under the Lease.
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(d)      Buyer shall have received from the Title Company, an Owner’s Pro Forma Title Policy, subject to only real estate taxes that are not yet due and payable, the Lease, and the Permitted Exceptions.

(e)      All representations and warranties set forth in Section 11 of this Agreement being true and correct in all respects as of the Closing;

(f)	The Property shall be in compliance with all applicable zoning codes, as evidenced by the Property Zoning Report, to be ordered by Buyer, at Buyer’s sole option, cost and expense.

15. Defaults. a) EXCEPT AS PROVIDED HEREIN, IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY OR TO PERFORM ANY COVENANT OR AGREEMENT OF BUYER CONTAINED HEREIN, AND SUCH FAILURE CONTINUES FOLLOWING A FIVE (5) DAY WRITTEN NOTICE AND CURE PERIOD, THE EARNEST MONEY IN THE AMOUNT WHICH BUYER HAS OR WAS THEN TO HAVE DEPOSITED WITH THE TITLE COMPANY (WHETHER OR NOT ACTUALLY DEPOSITED BY BUYER) SHALL BE FORFEITED TO SELLER, AND SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES.   BUYER AND SELLER EXPRESSLY AGREE THAT THE RETENTION OF THE EARNEST MONEY BY SELLER REPRESENTS A REASONABLE ESTIMATION OF THE DAMAGES IN THE EVENT OF BUYER’S DEFAULT, AND THAT ACTUAL DAMAGES MAY BE DIFFICULT TO ASCERTAIN AND THAT THIS PROVISION DOES NOT CONSTITUTE A PENALTY. IN THIS RESPECT, BUYER AND SELLER ACKNOWLEDGE THAT THESE DAMAGES HAVE BEEN SPECIFICALLY NEGOTIATED BETWEEN BUYER AND SELLER AND ARE, INTER ALIA, TO COMPENSATE SELLER FOR THE DAMAGES IT WILL SUFFER IN THE EVENT OF A DEFAULT BY BUYER. BUYER HEREBY WAIVES THE RIGHTS AND BENEFITS OF ANY LAW, RULE, REGULATION OR ORDER NOW OR HEREAFTER EXISTING THAT WOULD ALLOW BUYER TO CLAIM A REFUND OF THE EARNEST MONEY AS UNEARNED EARNEST MONEY, A PENALTY OR FOR ANY OTHER REASON.

b) If Seller fails to perform any covenant or agreement of Seller contained herein, or if Buyer discovers  prior to  the Closing that  any Seller representation  or warranty herein  is  false or misleading in any material respect, Buyer may elect to either (i) to terminate this Agreement by delivery of written notice to Seller, in which event Buyer shall be entitled to the return of the Earnest Money and Seller shall pay Buyer’s actual out-of-pocket expenses not exceeding
$20,000.00, and neither party shall have any further rights or obligations regarding this Agreement other than those obligations which expressly survive, or (ii) seek specific performance of Seller’s obligations hereunder. In the event of a breach by Seller that cannot be remedied prior to the Closing Date, and provided the Closing occurs, Buyer shall be permitted to pursue any and all rights and remedies available to Buyer at law or in equity.   Notwithstanding anything to the contrary set forth herein, Seller shall not be deemed to be in default hereunder unless such default continues following a five (5) day written notice to Seller and cure period.

16. Buyer’s Representations and Warranties.
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a) Buyer represents and warrants to Seller as follows:

i. In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the closing or after the Closing Date, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

ii.   Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

iii. To Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

17. Damages, Destruction and Eminent Domain.

a) If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer’s option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 6 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer’s right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall pay all applicable deductibles for any Seller policies assign to Buyer the Seller’s right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

b) If the cost of repair is less than $10,000.00, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c) If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer’s option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction
Page 13 of 32 Tractor Supply - Canton, GA

in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

d) In the event that this Agreement is terminated by Buyer pursuant to this Agreement, the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

18. 1031 Exchange. Buyer hereby acknowledges that Seller desires and intends to structure this transaction as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended. Accordingly, Buyer agrees that Buyer shall, at no additional cost, obligation, or liability to Buyer, cooperate with and assist Buyer in perfecting such an exchange, provided that the consummation of the transaction contemplated hereby is not thereby delayed by fault of Buyer.

Seller is selling the Property for purposes of a tax-deferred exchange, and Seller acknowledges that Buyer has made no representations, warranties, or agreements to Seller or Seller’s agents that the transaction contemplated by this Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Seller respecting the legal or tax implications of the transaction contemplated hereby. Seller further represents that it has sought and obtained such third-party advice and counsel as it deems necessary regarding the tax implications of this transaction.

If Seller wishes to novate/assign the ownership rights and interest of this Purchase Agreement to a third party who will act as accommodator to perfect the 1031 exchange by preparing an agreement of exchange of real property, the accommodator will be an independent third party to be chosen by Seller in Seller’s sole discretion, purchasing the Seller’s interest in the Property from Seller and selling such ownership interest in the Property to Buyer under the same terms and conditions as documented in this Agreement.

If Buyer is purchasing the Property in relation to a tax-deferred exchange, Buyer acknowledges that Seller has made no representations, warranties, or agreements to Buyer or Buyer’s agents that the transaction contemplated by this Agreement will qualify for such tax treatment, nor has there been any reliance thereon by Buyer respecting the legal or tax implications of the transaction contemplated hereby. Buyer further represents that it has sought and obtained such third-party advice and counsel as it deems necessary regarding the tax implications of this transaction.

19. Cancellation. If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to escrow agent a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within five (5) days following the delivery of the notice to the breaching party. Within five (5) days after receipt of such notice, the escrow agent shall send it by United States Mail to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within
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five (5) days following the delivery of the notice to the breaching party, this Agreement shall be cancelled.

20. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Electronic copies of this Agreement may be deemed to be originals. Facsimile and electronic counterparts of this Agreement shall be binding.

21. Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

22. Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice. Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

If to Seller:	AEI Income & Growth Fund XXI Limited Partnership
AEI Accredited Investor Fund V LP
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Attn: Kyle Hagen
Email: khagen@aeifunds.com

With a copy to:	AEI Income & Growth Fund XXI Limited Partnership
AEI Accredited Investor Fund V LP
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Attn: Matthew Swartzer
Email: mswartzer@aeifunds.com

If to Buyer:	ExchangeRight Real Estate, LLC
Attn: David Fisher
1055 East Colorado Blvd., Suite 310
Pasadena, CA 91106
Email: david@exchangeright.com

Page 15 of 32 Tractor Supply - Canton, GA

With a copy to:	ExchangeRight Real Estate, LLC
Attn: Rahsaana Allen, Esq.
1055 East Colorado Blvd., Suite 310
Pasadena, CA 91106
Email: legal@exchangeright.com

23. Miscellaneous.

a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney’s fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier’s checks or wire transfers, subject to the Title Company’s requirements.

c) Buyer shall have the right to assign this Contract at Closing to any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least five (5) days prior to Closing to allow the parties to modify the Closing documentation accordingly). Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest herein without Seller’s prior consent. Any assignee shall expressly assume all of Buyer’s duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.

d) Whenever the last day for the exercise of any right or the discharge of any obligation under this Contract shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (Pacific Time) on the next succeeding regular business day to exercise such right or discharge such obligation.  Time is of the essence of this Contract.

24. Escrow Agent. The parties hereto covenant and agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any loss, costs or damage which it may incur in the capacity of Escrow Agent, except for any loss, costs or damage arising out if its default or negligence.

Buyer and Seller shall indemnify the Escrow Agent and hold the Escrow Agent harmless from all damage, costs, claims and expenses arising from performance of its duties as Escrow Agent including reasonable attorney’s fees, except  for those damages,  costs, claims  and expenses resulting from the negligence or willful misconduct of the Escrow Agent.
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Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any documents, including any written notice of instruction provided for in this Agreement, not only as to its execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to be signed or presented by a proper person or persons and to conform with the provisions of this Agreement. The Seller and/or Buyer are aware the Federal Deposit Insurance Corporation (FDIC) coverage’s applied to a maximum amount of $250,000.00 per depositor (as may be modified by the FDIC from time to time). Further, the Seller and/or Buyer do not and will not hold Escrow Agent liable for any loss occurring which arises from bank failure or error, insolvency or suspension, or a situation or event which falls under the FDIC coverage’s. In the event any party to the transaction underlying this Agreement shall tender any performance after the time when such performance was due, Escrow Agent may proceed under this Agreement unless one of the parties to this Agreement shall give to the Escrow Agent written direction to stop further performance of the Escrow Agent’s functions hereunder. In the event written notice of default or dispute is given to the Escrow Agent by any party, or if Escrow Agent receives contrary written instructions from any party, then Escrow Agent will promptly notify all other parties of such notice. Thereafter, Escrow Agent will decline to disburse funds or to deliver any instrument or otherwise continue to perform its escrow functions, except upon receipt of a mutual written agreement of the parties or upon an appropriate order of court. In the event of a dispute, the Escrow Agent is authorized to deposit the escrow into a court of competent jurisdiction for a determination as to the proper disposition of said funds. In the event that the funds are deposited in court, the Escrow Agent shall be entitled to file a claim in the proceeding for its costs and counsel fees, if any.

[SIGNATURES PAGES FOLLOW]
Page 17 of 32 Tractor Supply - Canton, GA

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement to be effective as of the Effective Date.

SELLER:

AEI Income & Growth Fund XXI Limited Partnership
a Minnesota Limited Partnership

By: AEI Fund Management XXI, Inc.
a Minnesota corporation

Its: Corporate General Partner

By: /s/ ROBERT P JOHNONS

Date:      9-17-19

Title: Robert P. Johnson, President

AEI Accredited Investor Fund V LP
a Minnesota Limited Partnership

By: AEI Income Fund Manager, Inc.
a Minnesota corporation

Its: Corporate General Partner

By: /s/ ROBERT P JOHNSON
Date:      9-17-19

Title: Robert P. Johnson, President
Page 18 of 32 Tractor Supply - Canton, GA

BUYER:

EXCHANGERIGHT REAL ESTATE, LLC,
a California limited liability company

By:  /s/ DAVID FISHER
Name: David Fisher
Title: Manager
Page 19 of 32 Tractor Supply - Canton, GA

EXHIBIT A

(Legal Description)
Tract 9-A of Hickory Flat Crossing as shown on the subdivision plat of Tract 9, Hickory Flat
Crossing, recorded in Plat Book 104, Page 70, Office of the Clerk of Superior Court of Cherokee
Countym, Georgia.

For prior title reference, see Deed recorded in Deek Book 10798, Page 491, of the Clerk of
Superior Court of Cherokee County, Georgia.

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EXHIBIT B

The following Seller’s Materials will be provided by Seller, to the extent such items exist in
Seller’s possession:

a) A complete copy of the Lease, and any amendments thereto;

b) A copy of Store Sales (if applicable);

c) Engineering and environmental studies;

d) Most recent Survey, including any applicable easements;

e) A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of its underlying documents;

f)  Any other additional and available due diligence items
Page 21 of 32 Tractor Supply - Canton, GA

EXHIBIT C
(Reserved)
Page 22 of 32 Tractor Supply - Canton, GA

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASE

TO BE IN RECORDABLE FORM IN A MEMORANDUM OF LEASE IS RECORDED AGAINST THE PROPERTY

This  Assignment  and  Assumption  of  Lease  (the  “Assignment”),  dated  as  of
                                                      ,  201    ,  (the  “Effective  Date”),  is  by  and  between
                                                                          (“Assignor”),                                                     and
                                                                   (“Assignee”).

WHEREAS, Assignor is presently the holder of the lessor’s interest under that certain

Lease      dated
,      as      amended      and/or      assigned      with

                                            , as Tenant (the “Lease”).   The Lease affects the real property

commonly known as
and legally described on Exhibit A attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.         Assignment. As of the Effective Date, Assignor hereby assigns, conveys, transfers and sets over unto Assignee all of Assignor’s right, title and interest in, to and under the Lease, including, without limitation, the Guaranty, if any, and all of Assignor’s right, title and interest in and to security, cleaning or other deposits and in and to any claims for rent, arrears rent or any other claims arising under the Lease against any lessee thereunder, subject to the rights of the lessees under the Lease.

2.         Assumption. Assignee hereby assumes and agrees to pay all sums, and perform, fulfill and comply with all covenants and obligations, which are to be paid, performed, fulfilled and complied with by the lessor under the Lease, from and after the Effective Date.

3.         Assignee’s Indemnification of Assignor.    Assignee shall and does hereby indemnify Assignor against, and agrees to hold Assignor harmless of and from, all liabilities, obligations, actions, suits, proceedings or claims, and all losses, costs and expenses, including but not limited to reasonable attorneys’ fees, arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to the Lease and occurring or alleged to have occurred from and after the Effective Date.

4.         Assignor’s Indemnification of Assignee. Assignor shall and does hereby indemnify Assignee against, and agrees to hold Assignee harmless of and from, all liabilities, obligations, actions, suits, proceedings or claims, and all losses, costs and expenses, including but not limited to reasonable attorneys’ fees, arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to the Lease and occurring or alleged to have occurred prior to the Effective Date.
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5.         Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

6.         Counterparts.  The parties agree that this Assignment may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK;SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date set forth above.

ASSIGNOR:

AEI Income & Growth Fund XXI Limited Partnership a Minnesota Limited Partnership

By: AEI Fund Management XXI, Inc. a Minnesota corporation

Its: Corporate General Partner

By: _

Date:

Title: Robert P. Johnson, President

AEI Accredited Investor Fund V LP
a Minnesota Limited Partnership

By: AEI Income Fund Manager, Inc. a Minnesota corporation

Its: Corporate General Partner

By: _

Date:

Title: Robert P. Johnson, President
Page 24 of 32 Tractor Supply - Canton, GA

ASSIGNEE:

By:     ExchangeRight Real Estate, LLC,
a California limited liability company,
its sole member

By:
Name:
Title:  Manager
Page 25 of 32 Tractor Supply - Canton, GA

Exhibit A

Legal Description

Tract 9-A of Hickory Flat Crossing as shown on the subdivision plat of Tract 9, Hickory Flat
Crossing, recorded in Plat Book 104, Page 70, Office of the Clerk of Superior Court of Cherokee
Countym, Georgia.

For prior title reference, see Deed recorded in Deek Book 10798, Page 491, of the Clerk of
Superior Court of Cherokee County, Georgia.

Page 26 of 32 Tractor Supply - Canton, GA

EXHIBIT E

            , 201
TENANT NOTICE LETTER

Re:     Notice of Change of Ownership
[Insert Address of Property]

To Whom It May Concern:

This  is  to inform you  that  on   ,  201 [INSERT  SELLER]

(“Former Landlord”) has transferred, sold, assigned and conveyed all of Former Landlord’s interest in and to the property commonly known as                                                                     ,

(the     “Property”)
(“New

Landlord”). Accordingly, all future payments owed, and notices to be given, to the landlord with respect to your leased premises at the Property should be delivered to New Landlord at the following address:

[INSERT NAME OF NEW LANDLORD]
c/o ExchangeRight Real Estate, LLC
1055 East Colorado Blvd., Suite 310
Pasadena, CA 91106

Telephone No:  (855) 317-4448
Fax No:  (877) 711-4047
Email Address:  properties@exchangeright.com
Tax ID No:

Please change the name of the Landlord’s interest under any policies of insurance (required by the lease) to
, and their successors and assigns, and

deliver an updated certificate of insurance to New Landlord.

If you have any questions, please call or email the new landlord at the above-referenced telephone number and/or email address.

Very truly yours,
Page 27 of 32 Tractor Supply - Canton, GA

FORMER LANDLORD:

AEI Income & Growth Fund XXI Limited Partnership
a Minnesota Limited Partnership

By: AEI Fund Management XXI, Inc. a Minnesota corporation

Its: Corporate General Partner

By: _

Date:

Title: Robert P. Johnson, President

AEI Accredited Investor Fund V LP
a Minnesota Limited Partnership

By: AEI Income Fund Manager, Inc. a Minnesota corporation

Its: Corporate General Partner

By: _

Date:

Title: Robert P. Johnson, President
Page 28 of 32 Tractor Supply - Canton, GA

EXHIBIT F

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) dated as of                                                  ,
201    , (the “Effective Date”), is by and between

(“Assignor”), and
(“Assignee”).

WHEREAS, Assignor, as Seller, and ExchangeRight Real Estate,  LLC, a California limited liability company, as Buyer ("Original Buyer"), have entered into that certain Purchase Agreement dated as of                                                             , as amended, (the “Purchase
Agreement”), relating to the property commonly known as
(“Property”),

which Purchase Agreement provides for, among other things, the transfer and sale by Assignor to
Original Buyer of certain intangible property rights; and

WHEREAS, Original Buyer assigned its right, title and interest in and to the Purchase
Agreement to Assignee, pursuant to that certain Assignment of Purchase Agreement dated as of
                              , 201    ; and

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to all intangible property owned by Seller and used in the operation and management of the Property including without limitation: (i) the warranties relating to the construction of the Property; and (ii) all plans, specifications, architectural and engineering studies, reports, drawings and prints relating to the Property and owned by the Assignor (collectively, the “Intangible Property”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.         Assignment. Assignor does hereby convey and assign to Assignee, its successors and assigns, all of Assignor’s right, title and interest in and to the Intangible Property.

2.         Acceptance. Assignee hereby accepts the foregoing assignment and assumes all of Assignor’s obligations under the Intangible Property that arise out of or are related to any event, fact or circumstance occurring or existing on or following the Effective Date.

3.         Binding Agreement. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.

4.         Interpretation. If there is any conflict as to the terms of this Agreement and the
Purchase Agreement, the terms of the Purchase Agreement shall prevail.

5.         Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the laws of the state where the Property is located.

6.         Headings. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.
Page 29 of 32 Tractor Supply - Canton, GA

7.         Capitalized Terms. Capitalized terms used herein and otherwise not defined shall have the meaning given in the Purchase Agreement

7.         Counterparts. The parties agree that this Agreement may be executed by the parties in one or more counterparts and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]
Page 30 of 32 Tractor Supply - Canton, GA

IN WITNESS WHEREOF, Assignor and Assignee have executed this Agreement as of the date set forth above.

ASSIGNOR:

AEI Income & Growth Fund XXI Limited Partnership a Minnesota Limited Partnership

By: AEI Fund Management XXI, Inc. a Minnesota corporation

Its: Corporate General Partner

By: _

Date:

Title: Robert P. Johnson, President

AEI Accredited Investor Fund V LP
a Minnesota Limited Partnership

By: AEI Income Fund Manager, Inc. a Minnesota corporation

Its: Corporate General Partner

By: _

Date:

Title: Robert P. Johnson, President

ASSIGNEE:

By:     EXCHANGERIGHT REAL ESTATE, LLC, a California limited liability company its sole member

By:       Name:
Title:  Manager
Page 31 of 32 Tractor Supply - Canton, GA

EXHIBIT G
(Form of Deed)

[SEE ATTACHED SPECIAL WARRANTY DEED]

Page 32 of 32 Tractor Supply - Canton, GA